Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FIRST QUARTER 2006
— Quarterly Revenue up 6.4% to $70.2 Million —
— Movie Revenue per Room Up 4.2% from Q1 2005 —
— Operating Income of $6.0 Million, Up from $4.0 Million in Q1 2005 —
— $9.5 Million of Net Free Cash Flow, Up from $5.7 Million in Q1 2005 —

     SIOUX FALLS, SD, April 20, 2006 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported quarterly revenue of $70.2 million, an increase of 6.4% compared to $66.0 million in the first quarter of 2005. Guest Pay Revenue per room increased 3.7% to $22.66 in the first quarter of 2006 compared to $21.86 for the same period last year. This was a result of movie revenue per room increasing 4.2% to $17.11 for the first quarter of 2006. Operating income increased to $6.0 million in the first quarter this year as compared to $4.0 million in the first quarter last year. Net loss decreased by $3.0 million, to ($654,000) or ($.04) per share in the first quarter of 2006 versus a net loss of $(3.6) million, or $(0.20) per share, in the first quarter of 2005. LodgeNet also reported $9.5 million in net free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for the first quarter this year as compared to $5.7 million in the first quarter last year.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2006	2005
Total revenue	$70,193	$65,989
Operating income	6,005	4,043
Net income (loss)	(654)	(3,604)
Net income (loss) per common share	$(0.04)	$(0.20)
Adjusted Operating Cash Flow (1)	$23,589	$22,092
Average shares outstanding	18,125,623	17,679,872

(1)	Adjusted Operating Cash Flow is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.
-more

LodgeNet Q1 2006 Earnings 2-2-2-2
     “2006 is off to a solid start as we continued to execute on our strategic plan focused on growth, profitability and cash flow generation,” said Scott C. Petersen, LodgeNet President and CEO. “In the quarter, we recorded top line revenue growth of 6.4%, driven in part by our expanding digital room base, and in part by a 4.2% increase in per-room movie revenue. The increase in movie revenue was not attributable to any specific genre or major title in our window. Our digital system is now in more than 65% of our interactive Guest Pay room base.”
     “We made major strides with respect to profitability during the quarter,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “Operating income was up 48.5% to $6.0 million, while our net loss decreased from $3.6 million in 2005 to $654,000 this year. It should be noted that our adoption of the FAS 123(R) accounting standard, increased our stock-based compensation expense quarter over quarter by $612,000.”
     “Our cash flow results were similarly strong,” continued Ritondaro. “Adjusted Operating Cash Flow was up 6.8% over the first quarter of 2005; cash from operations increased 20.6% and net free cash flow was $9.5 million, a 66.7% increase over the first quarter of 2005. Over the past twelve months we have generated $16.6 million of net free cash flow while having simultaneously installed more than 122,000 digital rooms. Since existing operations more than fully funded our growth capital needs during the quarter, we strengthened our balance sheet by reducing long-term debt down to $281.4 million, which gave us a 3.0x leverage ratio at the end of the quarter.”
     “With the implementation of our strategic plan, we have been evolving beyond our traditional movie product and expanding beyond our traditional hotel space,” said Petersen. “The flexible technology aspects of our platform have allowed us to diversify our customer base, tap new revenue opportunities with additional content offerings and enter vertical markets such as healthcare and travel centers with business models that require no incremental capital investment on our part. We are committed to prudently leveraging our technology, content expertise and nationwide service presence to expand our overall customer base, and we remain focused on driving growth, improving profitability and increasing cash flow.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2006 VERSUS
THREE MONTHS ENDED MARCH 31, 2005
     Total revenue for the first quarter of 2006 was $70.2 million, an increase of $4.2 million or 6.4%, compared to the first quarter of 2005. Revenue from Guest Pay services was $68.2 million, an increase of $4.1 million or 6.3%, driven by a 2.5% increase in the average number of rooms in operation and a 3.7% increase in revenue realized per average Guest Pay room. At the end of the quarter, 65% of the interactive room base was installed with the digital system. On a per room basis, monthly Guest Pay revenue increased to $22.66 in the first quarter of 2006 as compared to $21.86 for the first quarter of 2005. Movie revenue per room increased 4.2% to $17.11 this quarter as compared to $16.42 in the prior year quarter. Revenue per room from other interactive services also increased 2.0%, from $5.44 per month in the first quarter of 2005 to $5.55 in the current year quarter. This change was primarily due to price increases associated with basic cable services and revenue increases from our TV on-demand and music services, offset in part by our TV Internet profitability enhancement initiative that removed this service from poorly performing rooms. For the first quarter, we estimate that the TV Internet initiative decreased revenue by approximately $306,000, or about $0.10 per room, while lowering direct operating costs by approximately $384,000.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $2.3 million to $31.6 million in the first quarter of 2006, compared to $29.3 million in the prior year’s quarter. As a percentage of revenue, total direct costs were 45.0% during the first quarter of 2006 as compared to 44.3% in the first quarter of 2005. The increase was due to higher costs associated with basic cable services and higher hotel commissions resulting from our “pay for performance” commission structure whereby an increase in revenue per room may result in a higher commission paid to the hotel.
     Guest Pay operations expenses were $8.8 million in the first quarter of 2006, a 1.9% increase, compared to $8.6 million in the first quarter of 2005. The increase was primarily due to the 2.5% increase in the average number of rooms served. Guest Pay operations expenses as a percentage of revenue were 12.5% as compared to 13.1% in the first quarter of 2005. Per average installed room, Guest Pay operations expenses decreased to $2.92 per month in the first quarter of 2006, compared to $2.94 per month in the prior year quarter.

LodgeNet Q1 2006 Earnings 3-3-3-3
     Selling, general and administrative expenses increased $820,000 to $6.9 million during the current quarter compared to $6.1 million in the first quarter of 2005. The increase was primarily due to the expensing of share-based compensation required under Financial Accounting Standard 123(R) and an increase in professional and consulting fees. Share-based compensation expenses were $669,000 for the first quarter of 2006, compared to $57,000 in the same period of last year. SG&A as a percentage of revenue was 9.8% in the current quarter compared to 9.2% in the first quarter of 2005. Per average Guest Pay room, SG&A expenses were $2.29 in the first quarter of 2006, compared to $2.07 in the prior year quarter. SG&A exclusive of share-based compensation expenses was 8.9% of revenue or $2.07 per average Guest Pay room.
     Depreciation and amortization expenses decreased 6.0% to $16.9 million in the current year quarter versus $18.0 million in the first quarter of 2005. The decrease was primarily due to reductions in Guest Pay system depreciation as higher-cost assets continue to become fully depreciated while the cost basis of our more recently deployed Guest Pay systems is lower. Per average Guest Pay room, depreciation and amortization expenses decreased 8.3% to $5.62 in the first quarter of 2006 compared to $6.13 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 24.1% in the first quarter of 2006 from 27.3% in the first quarter of 2005.
     Interest expense was $6.5 million in the current quarter versus $7.5 million in the first quarter of 2005. The decrease was driven in part by a 9.0% reduction of our average outstanding long-term debt, which was $312.0 million during the first quarter of 2005 and $284.0 million in the first quarter of 2006. In addition, the average interest rate on our outstanding debt decreased to 9.19% in the first quarter of 2006 versus 9.55% for the first quarter of 2005.
     As a result of factors previously described, operating income increased to $6.0 million in the first quarter of 2006 as compared to $4.0 million in the prior year quarter. Adjusted Operating Cash Flow increased 6.8% to $23.6 million for the first quarter of 2006 compared to $22.1 million in the first quarter of 2005. Net loss was $(654,000) for the first quarter of 2006 as compared to a $(3.6) million net loss in the prior year quarter. The net loss per share for the first quarter of 2006 was $(0.04) compared to a loss of $(0.20) per share in the first quarter of 2005.
     For the quarter, cash provided by operating activities was $22.0 million while cash used for investing activities, including growth-related capital, was $12.5 million, resulting in net free cash flow of $9.5 million. During the first quarter of 2005, cash provided by operating activities was $18.2 million while cash used for investing activities, including growth-related capital, was $12.6 million, resulting in net cash flow of $5.7 million. During the quarter, we installed 12,574 new digital rooms and converted 16,551 tape-based rooms as compared to 18,480 new digital rooms and 13,331 converted rooms during the first quarter of 2005. The average cost per newly installed digital room was $348 during the first quarter of 2006, compared to $351 for the first quarter of 2005. The cost of converting a tape-based room to a digital room was $262 in the first quarter of 2006, compared to $260 in the same period last year. Also included within the $12.5 million of investing activities during the first quarter of 2006 was $2.6 million of investments primarily related to enhancements to our corporate operating systems.
2006 Outlook
     For the second quarter of 2006, LodgeNet expects to report revenue in a range from $70.0 million to $72.0 million and operating income from $6.0 million to $7.0 million. Adjusted Operating Cash Flow is expected to be in a range from $24.0 million to $25.0 million. Net income (loss) is expected to be $(0.5) million to $0.5 million or income (loss) per share of $(0.2) to $0.02.
     For the full year 2006, LodgeNet expects to report revenue in the range of $285.0 million to $293.0 million and operating income from $24.5 million to $28.0 million. Adjusted Operating Cash Flow is expected to be in a range from $94.0 million to $97.5 million. Net income (loss) is expected to be $(1.0) million to $2.5 million or income (loss) per share of $(0.05) to $0.14.
     The Company will hold a conference call on Thursday, April 20, 2006 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/296191/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

LodgeNet Q1 2006 Earnings 4-4-4-4
About LodgeNet
LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest provider of interactive television and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues, competition from providers of similar services and from alternative systems for accessing in-room entertainment, changes in demand for our products and services, programming costs, availability, timeliness and quality; technological developments by competitors, developmental costs, difficulties and delays; relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, potential effects of litigation, risks of expansion into new markets, risks related to the security of our data systems, and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q1 2006 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$19,599	$20,742
Accounts receivable, net	31,663	29,617
Prepaid expenses and other	2,458	2,629

Total current assets	53,720	52,988

Property and equipment, net	196,446	199,882
Debt issuance costs, net	6,916	7,423
Intangible assets, net	1,573	2,007
Other assets	2,671	772

Total assets	$261,326	$263,072

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$19,203	$16,036
Current maturities of long-term debt	2,645	2,749
Accrued expenses	17,867	15,322
Deferred revenue	6,535	5,143

Total current liabilities	46,250	39,250

Long-term debt	278,755	289,251
Other long-term liabilities	4,189	2,541
Derivative instruments	2,036	2,263

Total liabilities	331,230	333,305

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 18,286,143 and 18,165,643 shares outstanding at March 31, 2006 and December 31, 2005, respectively	183	182
Additional paid-in capital	233,140	232,327
Accumulated deficit	(304,961)	(304,307)
Accumulated other comprehensive income	1,734	1,565

Total stockholders’ deficiency	(69,904)	(70,233)

Total liabilities and stockholders’ deficiency	$261,326	$263,072

LodgeNet Q1 2006 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Guest Pay	$68,208	$64,152
Other	1,985	1,837

Total revenues	70,193	65,989

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	30,686	28,344
Other	909	916
Operating expenses:
Guest Pay operations	8,786	8,622
Selling, general and administrative	6,892	6,072
Depreciation and amortization	16,915	17,992

Total costs and operating expenses	64,188	61,946

Income from operations	6,005	4,043

Other Income and Expenses:
Interest expense	(6,533)	(7,454)
Write-off of debt issuance costs	(129)	—
Other income (expense)	126	(75)

Loss before income taxes	(531)	(3,486)
Provision for income taxes	(123)	(118)

Net loss	$(654)	$(3,604)

Net loss per common share (basic and diluted)	$(0.04)	$(0.20)

Weighted average shares outstanding (basic and diluted)	18,125,623	17,679,872

LodgeNet Q1 2006 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2006	2005
Operating activities:
Net loss	$(654)	$(3,604)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,915	17,992
Write-off of debt issuance costs	129	—
Share-based compensation	669	57
Change in operating assets and liabilities:
Accounts receivable	(2,041)	(1,417)
Prepaid expenses and other	141	54
Accounts payable	3,164	235
Accrued expenses and deferred revenue	3,612	4,784
Other	31	112

Net cash provided by operating activities	21,966	18,213

Investing activities:
Property and equipment additions	(12,518)	(12,553)

Net cash used for investing activities	(12,518)	(12,553)

Financing activities:
Repayment of long-term debt	(10,375)	(375)
Proceeds from lease transaction	—	1,022
Payment of capital lease obligations	(354)	(291)
Exercise of stock options	145	1,870

Net cash (used for) provided by financing activities	(10,584)	2,226

Effect of exchange rates on cash	(7)	—

Increase (decrease) in cash and cash equivalents	(1,143)	7,886
Cash and cash equivalents at beginning of period	20,742	24,995

Cash and cash equivalents at end of period	$19,599	$32,881

LodgeNet Q1 2006 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries		Five Quarter Summary
Room Base Statistics	1st Qtr ‘06	4th Qtr ‘05	3rd Qtr ‘05	2nd Qtr ‘05	1st Qtr ‘05

Total Rooms Served (1) (4)	1,057,953	1,053,806	1,038,529	1,051,010	1,043,278

Total Guest Pay Interactive Rooms (2) (4)	1,006,513	1,001,929	985,378	995,507	986,024
Total Digital Rooms (3)	658,176	629,085	592,212	572,815	540,967
Percent of Total GP Interactive Rooms	65.4%	62.8%	60.1%	57.5%	54.9%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$17.11	$16.66	$18.01	$16.89	$16.42
Other Interactive Service Revenue	5.55	5.34	5.87	5.49	5.44

Total Guest Pay Revenue Per Room	$22.66	$22.00	$23.88	$22.38	$21.86

Summary Operating Results

(Dollar amounts in thousands)

Total Revenue	$70,193	$67,522	$74,145	$68,115	$65,989
Adjusted Operating Cash Flow (5)	$23,589	$21,448	$24,771	$24,024	$22,092
Operating Income	$6,005	$4,887	$7,685	$6,078	$4,043
Net Income (Loss)	$(654)	$(2,285)	$585	$(1,655)	$(3,604)

Cash Provided by Operating Activities	$21,966	$12,088	$18,957	$15,027	$18,213
Cash Used for Investing Activities	$12,518	$12,223	$11,128	$15,551	$12,553
Net Free Cash Flow (as defined)	$9,448	$(135)	$7,829	$(524)	$5,660

SG&A as Percent of Total Revenue	9.8%	10.1%	8.4%	9.2%	9.2%
Operating Income Margin	8.6%	7.2%	10.4%	8.9%	6.1%

Reconciliation of Adjusted Operating Cash Flow to Operating Income

(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$23,589	$21,448	$24,771	$24,024	$22,092
Depreciation and Amortization	(16,915)	(17,254)	(16,728)	(17,888)	(17,992)
Share Based Compensation(6)	(669)	(65)	(108)	(58)	(57)
Other Operating Income (Loss)	—	758	(250)	—	—

Operating Income	$6,005	$4,887	$7,685	$6,078	$4,043

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4]	As a result of hurricanes Katrina and Rita, room count was reduced by 20,693 rooms for Q3 2005, by 8,195 rooms for Q4 2005 and by 5,842 rooms for Q1 2006.

[5]	Adjusted Operating Cash Flow, which is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.

[6]	The adoption of FASB statement No. 123(R): Share-Based Payment, increased our share-based compensation expense quarter over quarter by $612,000 and had significant affect on our Adjusted Operating Cash Flow.